Exhibit 99.1

January 27, 2017

Rangeford Resources, Inc.

556 Silicon Drive, Suite 103

Southlake, TX 76092

Attn: Thomas Lindholm — CEO and Director

Marc Duncan — President, COO and Director

Dear Tom and Marc:

This letter is to notify the Board of Rangeford Resources, Inc. that I will be resigning from the Board effective today, January 27, 2017. My personal companies are expanding and based on my responsibilities with those companies I need to allocate all of my efforts to support them.

It has been a pleasure serving with you on the Rangeford Resources Board, and I wish you both success as you work to move the Company forward.

Best Regards,

Michael Farmer